EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 14, 2010, with respect to the statement of condition including the related portfolio of Insured Municipals Income Trust, Series 617 (included in Van Kampen Unit Trusts, Municipal Series
923) as of September 14, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-168151) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP

New York, New York
September 14, 2010